Exhibit 10.2

Supplementary Agreement on the Irrevocable

Clauses of the Equity Transfer Agreement

	Party A:
No.	Name	Nationality	Certificate Type	Certificate No.	Company’s shares held

1	LOU Zhengui	China	ID Card	230827196203172333	7.66%
2	MA Yanlong	China	ID Card	230827196410082330	9.33%
3	LOU Yuquan	China	ID Card	230827196806272317	10.56%
4	LI Changfu	China	ID Card	230827197405192310	4.21%
5	WANG Yifu	China	ID Card	230827196911072317	6.55%
6	WANG Honggang	China	ID Card	230827197810172313	6.34%
7	HAO Jinyu	China	ID Card	230523198212102318	5.96%
8	XING Baoyu	China	ID Card	230827196709292332	6.67%
9	WANG Qingliang	China	ID Card	230523198607162331	10.69%
10	XU Guangchen	China	ID Card	230827197212101814	5.29%
11	GUO Chunming	China	ID Card	230523198109162312	4.18%
12	WANG Jiafa	China	ID Card	230523198003132318	8.79%
13	MA Lanlin	China	ID Card	230523198306131216	4.40%
14	XING Baogang	China	ID Card	230523198202142316	3.87%
15	LI Naike	China	ID Card	230827197909202316	5.50%

Party B:

HAO Shuping, Chinese citizen, ID Card No.: 230107195803082018

Whereas,

Baoqing County Lvxin Specialized Cooperative for Rice Planting (“Lvxin”) is an enterprise which is established in China and survives effectively according to the law of China. It business license is numbered as 93230523588124513U, and its registered address is 1-507-1, Chaoyang Village, Chaoyang Township, Baoqing County, Shuangyashan City, Heilongjiang Province.

1.	Party A includes Lvxin and all shareholders holding the shares issued by Lvxin. In this Agreement, Lvxin and its 15 members form one party to the Agreement.

2.	The 15 members of Party A and Party B Hao Shuping have signed an Equity Transfer Agreement to transfer the total 51% shares held by them in Lvxin to Party B.

In order to make clear the rights and interests in the Company’s equity transfer, the Parties hereby stipulate the enterprise management rights and obligations, shareholders’ voting right, payment of equity transfer price, and other matters after signing of the Agreement as follows:

Part One Enterprise Management

1 Management Rights

1.1	Party A agrees Party B to manage Lvxing according to the clauses of the Agreement, and Party B agrees to manage Lvxin according to the clauses of the Agreement.

1.2	Party B shall be solely responsible for the management of Lvxin, including but not limited to the following management:

1)	Party B shall be solely responsible for the operation of Lvxin, including appointing and dismissing the members of the board of directors, employing management personnel, etc. Party B may make resolutions at the meeting of shareholders’ conference and the meeting of the board of directors according to his controlling rights.

2)	Party B shall have the right to manage and control all the assets of Lvxin.

The Operating Account (Regulatory Account) of Lvxin shall be established under the supervision of Party B. All revenue and expenditure businesses must be handled through this account directly or indirectly, and this account shall be supervised by Party B or the unit or individual specified by Party B. All the payments for goods sold of Lvxin shall be directly remitted by customers to the Regulatory Account; if it is unavailable to remit the payments directly, the payments for goods shall be transferred to the Regulatory Account by means of account transfer or cash deposit; all expenditures shall also be spent through this account, and the expenditure shall be examined and approved by the financial supervisor specified by Party B. The process of revenue and expenditure is as shown in the attached figure.

3)	Party B shall have full authority to control and manage the financial matters and daily operation of Lvxin. Party B or Party B’s authorized personnel shall appoint (or employ) all financial personnel, and Party B shall dominate the making of relevant systems and management measures. The businesses related to fee collection and payment shall be executed as per the examination and approval system. The process is as shown in the attached figure.

4)	Party B shall have the right to manage and control the sales and production activities of Lvxin, and to make and promote relevant production and sales strategies and schemes.

In order to optimize the product sales of Lvxin, Party B will establish a sales company, control and adjust the product sales of Lvxin through the sales company, and raise the value added of products. Lvxin shall preferentially supply its goods to the sales company. Party B shall have the right to determine the customers of Lvxin, and have the priority to dispose all the products of Lvxin.

5)	If Lvxin needs extra funds to maintain the Company’s operation, Party B shall provide such extra funds through bank loan or other ways, and meanwhile, Party A shall provide necessary assistance.

1.3	Party B shall undertake all operating risks and losses of Lvxin in proportion to his stock equity. If Lvxin lacks sufficient funds to repay the debts in arrear, Party B shall discharge the debts on behalf of Lvxin. If the net assets of Lvxin are lower than its paid-in capital, Party B shall make up the deficit.

2 Rights and Obligations of the Parties

2.1 According to the clauses hereof, the rights and obligations of Party A are as shown below:

1)	The right to manage Lvxin shall be transferred to Party B, so shall all the operation materials, including the business license and articles of incorporation of Lvxin.

2)	Without the prior consent of Party B, Party A shall have no right to make any decision on the operation of Lvxin.

3)	Party A shall have the right to get familiar with and bring forward suggestions on the operation of Lvxin.

4)	Party A shall assist Party B to carry out management according to Party B’s requirements.

5)	Party A shall not use its shareholder status to intervene in Party B’s management on Lvxin in any form.

6)	Without Party B’s prior consent, Party A shall not transfer its shares held in Lvxin to any third party other than Party B.

7)	Party A shall not unilaterally terminate the Agreement by any reason, or

8)	Party A shall have the other rights and implement the other obligations regulated herein.

2.2	According to the clauses hereof, the rights and obligations of Party B include:

1)	Party B has the independent and full right to manage Lvxin..

2)	Party B has the right to dispose all assets of Lvxin.

3)	Party B has the right to share the profits of Lvxin and undertake the losses of Lvxin in proportion to the equity held by it.

4)	Party B has the right to dispatch all directors (or executive director) of Lvxin.

5)	Party B has the right to dispatch the general manager, deputy general manager, financial manager, and other senior executives of Lvxin.

6)	Party B has the right to hold the meeting of shareholders’ conference of Lvxin, and sign the resolutions made by shareholders; and

7)	Party B has the other rights and implements the other obligations regulated herein.

Part Two Voting of Shareholders

1.	After the Agreement comes into force (including the period of time when the formalities for alteration are not completed), Party A shall irrevocably agree Party B or the personnel appointed by Party B to exercise its shareholder’s voting right regulated in laws and Lvxin’s articles of incorporation at the meeting of shareholders’ conference of Lvxin, including but not limited to: the right to sell or transfer all or part of shareholder’s rights and interests corresponding to the stock equity obtained by Party B after transaction, appoint and elect directors and chairman (or executive director) as the authorized legal representative of Lvxin.

2.	Each party to the Agreement understands that, no matter what changes occur to the shareholders’ rights and interests of Lvxin, Party A shall specify and appoint Party B or the personnel dispatched by Party B to exercise shareholder’s voting right. Each party to the Agreement agrees that, without the prior consent of Party B, Party A shall not transfer its shareholder’s rights and interests in Lvxin to any other individual or company except for Party B, or the individuals or enterprises specified by Party B.

Part Three Stock Equity, Transfer, Consideration, Payment, and Commitment

As concerning the transfer consideration of stock equity, Party B shall make the following commitment:

1 Commitment on the cash payment part

The payment to make in cash is RMB2,029,586 , and the details of payment shall be executed as follows:

First installment: RMB405,917 shall be paid before Dec. 31, 2018;

Second installment: RMB405,917 shall be paid from Jan. 1, 2019 to Dec. 31, 2019;

Third installment: RMB405,917 shall be paid from Jan. 1, 2020 to Dec. 31, 2020;

Fourth installment: RMB405,917 shall be paid from Jan. 1, 2021 to Dec. 31, 2021;

Fifth installment: RMB405,918 shall be paid from Jan. 1, 2022 to Dec. 31, 2022.

2 Commitment on the stock payment part

If the foreign parent company intending to go listed is listed and registered, the Company’s shares shall be issued to each person of Party A, as shown below:

Name	Stock Consideration (Number of Shares)
LOU Zhengui	11,709
MA Yanlong	14,251
LOU Yuquan	16,134
LI Changfu	6,424
WANG Yifu	10,005
WANG Honggang	9,680
WANG Jiafa	13,420
GUO Chunpeng	6,384
XU Guangchen	8,077
WANG Qingliang	16,328
XING Baoyu	10,189
HAO Jinning	9,102
MA Lanlin	6,723
XING Baogang	5,908
LI Naike	8,402
Total	152,736

The commitment is irrevocable and non-changeable, and shall be surely realized unconditionally. It shall not conflict with Party B’s other relevant commitments, shall be independently executed without being affected by the change of shareholders, and shall come into force after being signed by Party B.

Part Four Other Clauses

1.	Validity

The Agreement shall come into force after being signed and affixed seals by the authorized representatives of the Parties. After the Agreement takes effect, the above clauses shall be irrevocable, and the Parties hereto shall take the implementation of the Contract as the first important task, and shall not breach the Contract or delay the implementation of the Contract, unless for reason of force majeure.

2.	Liability for Breach of Contract

During the period of the Agreement, either party breaching any clause hereof shall be deemed to breach the Contract, and the breaching party shall assume the non-breaching party’s losses arising from the breach of contract.

3.	Force Majeure

Where either party fails to implement the Contract or partial clauses hereof for reason of force majeure, this party shall not be deemed to breach the Contract. The affected party shall collect the evidence of force majeure at the first moment, and the consequence arising from that the Contract is not implemented for reason of force majeure shall be solved by the Parties hereto through negotiation.

4.	Applicable Law

The concluding, validity, understanding and implementation of the Agreement, and the settlement of disputes shall be applicable to relevant laws and rules of the People’s Republic of China.

5.	Settlement of Disputes

Any disputes arising from the Agreement shall be firstly solved through friendly negotiation. Where negotiation fails, either party shall have the right to submit the disputes to the arbitration organization. The award of arbitration shall be final, and shall have sanctions on the Parties.

6.	Confidentiality Clauses

6.1	Where there is no legal requirement of the authorities or governmental departments, or without the consent of the other party hereto, the Parties hereto shall order the employees or representatives having the right to contact and understand the clauses hereof to keep secret strictly, and not to disclose any clauses to any third party, or this party or its personnel shall undertake corresponding legal liabilities.

6.2	The confidentiality obligations in Article 1 shall not be terminated along with the termination of the Agreement.

7.	Severability Clauses

7.1	Where any clause hereof is invalid or non-enforceable for reason of laws and regulations, this clause shall be invalid, but the validity of the other clauses shall not be affected.

7.2	Under the circumstances of the previous paragraph, the Parties hereto shall try to prepare supplementary agreement to replace the invalid clause through friendly negotiation as soon as possible.

8.	Non-waiver Clauses

8.1	Either party’s error or delay in exercising its rights according to the provisions hereof shall not constitute the waiver-up of the rights.

8.2	Where either party requests the other party to implement its obligations hereunder for reason of its error in the implementation of the Agreement, the said party shall not be deemed as that it waives up the right to require the other party to implement these obligations in future.

8.3	Where either party does not implement some clauses hereto by taking the other party as excuse, such excuse shall not be deemed as the excuse for the other party not to implement the same clauses in future.

9.	Non-transferable Clauses

Unless otherwise specified herein, without the prior written consent of the other party, neither party shall distribute any right and obligation herein to any third party, and shall not provide guarantee or do similar behaviors for the third party.

10.	The attachments hereto are two system process charts, which are integral parts of the whole agreement, and have the same sanctions as the clauses hereof on the Parties hereto.

11.	Miscellaneous

11.1	Any revision hereof reached by the Parties hereto after the Agreement takes effect shall become integral part hereof, and shall have the same legal force. Where the revision is inconsistent with the Agreement, the revision shall prevail. In condition of several revisions, the revision of the latest date shall prevail.

11.2	The Agreement is made in 4 originals, with one original held by the Parties hereto respectively, and the remained originals used for governmental registration or other necessary approval.

11.3	The Agreement shall be implemented after being signed by the Parties hereto.

Party A:                                              Party B:

Date of Signing: Mar. 31, 2017

Attached Figures

I: Payment and Reimbursement Process Chart

II. Sales and Remittance Business Process Chart